As filed with the Securities and Exchange Commission on July 11, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
MedQuist Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	98-0676666
(State of Incorporation or Organization)	(I.R.S. Employer
Identification No.)

9009 Carothers Parkway, Franklin, TN	37067
(Address of Principal Executive Offices)	(Zip Code)
1992 Stock Option Plan of MedQuist Inc.
MedQuist Inc. 2002 Stock Option Plan
CBaySystems Holdings Limited 2007 Equity Incentive Plan
Stand-Alone Non-Qualified Stock Option Agreement for V. Raman Kumar
Stand-Alone Non-Qualified Stock Option Agreement for Ashutosh Bhatt
(Full title of the plans)
Mark R. Sullivan, Esq.
General Counsel and Chief Compliance Officer
MedQuist Holdings Inc.
9009 Carothers Parkway
Franklin, TN 37067
(615) 798-4210
(Name, address and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

			Proposed maximum	Proposed maximum
	Amount to be		offering price per	aggregate offering	Amount of
Title of securities to be registered	registered(2)		share(3)	price(3)	registration fee(3)
Common stock, par value $0.10 per share(1)	239,120	(4)	$29.28	$7,001,434	$813
Common stock, par value $0.10 per share(1)	487,149	(5)	$8.87	$4,321,012	$502
Common stock, par value $0.10 per share	2,547,750	(6)	$5.56	$14,165,490	$1,645
Common stock, par value $0.10 per share	56,373	(7)	$7.88	$444,220	$52
Common stock, par value $0.10 per share	33,333	(8)	$7.88	$262,665	$31
Total:	3,363,725			$26,194,821	$3,043

(1)	MedQuist Holdings Inc. is offering shares of its common stock under the 1992 Stock Option Plan of MedQuist Inc. (the “1992 Stock Option Plan”) and the MedQuist Inc. 2002 Stock Option Plan (the “2002 Stock Option Plan”), because MedQuist Holdings Inc. has agreed to assume these plans in connection with its acquisition of outstanding shares of common stock of MedQuist Inc. through (A) an exchange offer commenced on February 3, 2011, to exchange shares of its common stock, par value $0.10 per share, for all of the outstanding shares of common stock of MedQuist Inc., and (B) a short-form back-end merger pursuant to applicable provisions of the Delaware General Corporation Law and the New Jersey Business Corporation Act pursuant to which MedQuist Holdings Inc. will acquire, directly or indirectly, all of the outstanding stock of MedQuist Inc.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock which become issuable because of any stock dividend, stock split or any other similar transaction.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of (i) $29.28, the weighted average exercise price per share of the 239,120 shares of common stock underlying outstanding options previously granted under the 1992 Stock Option Plan, (ii) $8.87, the weighted average exercise price per share of the 487,149 shares of common stock underlying outstanding options previously granted under the 2002 Stock Option Plan, (iii) $5.56, the weighted average exercise price per share of the 2,547,750 shares of common stock underlying outstanding options previously granted under the CBaySystems Holdings Limited 2007 Equity Incentive Plan (the “2007 Equity Incentive Plan”), (iv) $7.88, the exercise price per share of the 56,373 shares of common stock underlying outstanding options previously granted to V. Raman Kumar under a stand-alone non-qualified stock option agreement and (v) $7.88, the exercise price per share of the 33,333 shares of common stock underlying outstanding options previously granted to Ashutosh Bhatt under a stand-alone non-qualified stock option agreement.

(4)	Represents 239,120 shares of common stock underlying outstanding options previously granted under the 1992 Stock Option Plan. No new awards will be made under the 1992 Stock Option Plan.

(5)	Represents 487,149 shares of common stock underlying outstanding options previously granted under the 2002 Stock Option Plan. No new awards will be made under the 2002 Stock Option Plan.

(6)	Represents 2,547,750 shares of common stock underlying outstanding options previously granted under the 2007 Equity Incentive Plan. No new awards will be made under the 2007 Equity Incentive Plan.

(7)	Represents 56,373 shares of common stock underlying outstanding options previously granted under the stand-alone Non-Qualified Stock Option Agreement for V. Raman Kumar.

(8)	Represents 33,333 shares of common stock underlying outstanding options previously granted under the stand-alone Non-Qualified Stock Option Agreement for Ashutosh Bhatt.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The Registrant has sent or given or will send or give documents containing the information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) to participants in the plans to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. The Registrant is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed by MedQuist Holdings Inc. (the “Company”) with the SEC, are incorporated in this Registration Statement by reference:
(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 16, 2011 (File No. 001-35069);
(b)	the Company’s Amendment No. 1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on May 3, 2011 (File No. 001-35069);
(c)	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, filed on May 16, 2011(File No. 001-35069);
(d)	the Company’s Current Reports on Form 8-K, filed on March 7, 2011, March 17, 2011, April 6, 2011, and June 24, 2011; and
(e)	the Company’s Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 1, 2011.
     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
     Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or any related prospectus.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.
     As permitted by the Delaware General Corporation Law, the Company’s bylaws include provisions that (i) eliminate, to the fullest extent permitted by the Delaware General Corporation Law, the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, and (ii) require the Company to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions.
     As permitted by the Delaware General Corporation Law, the Company’s bylaws provide that (i) the Company is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) the Company may indemnify any other person as set forth in the Delaware General Corporation Law, and (iii) the rights conferred in the bylaws are not exclusive.
     The Company has also obtained officers’ and directors’ liability insurance that insures against liabilities that officers and directors of the Company and its controlled subsidiaries may incur as a result of their acts and omissions in such capacities. The policy has a covering limit of $25.0 million in each policy year.
     The Company also has agreements with each director and officer to provide indemnification to the extent permitted under Delaware law.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     Reference is made to the attached exhibit index, which is incorporated herein by reference.
Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered)

and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on July 11, 2011.

MedQuist Holdings Inc.
By:	/s/ Roger L. Davenport
	Name:	Roger L. Davenport
	Title:	Chairman and Chief Executive Officer

     We, the undersigned officers and directors of MedQuist Holdings Inc., hereby severally constitute and appoint Mark R. Sullivan and Anthony James, each of them singly (with full power to each of them to act alone), as our true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

Chairman and Chief Executive Officer
/s/ Roger L. Davenport	(Principal executive officer)	July 11, 2011
Roger L. Davenport

Chief Financial Officer
	(Principal financial and accounting officer)	July 11, 2011
/s/ Anthony James Anthony James

	Director	July 11, 2011
/s/ V. Raman Kumar V. Raman Kumar

	Director	July 11, 2011
/s/ Robert M. Aquilina Robert M. Aquilina

	Director	July 11, 2011
/s/ Frank Baker Frank Baker

	Director	July 11, 2011
/s/ Peter Berger Peter Berger

	Director	July 11, 2011
/s/ Merle L. Gilmore Merle L. Gilmore

	Director	July 11, 2011
/s/ Jeffrey Hendren Jeffrey Hendren

	Director	July 11, 2011
/s/ Kenneth John McLachlan Kenneth John McLachlan

	Director	July 11, 2011
/s/ James Patrick Nolan James Patrick Nolan

EXHIBIT INDEX
The agreements and other documents filed as exhibits to this registration statement are not intended to provide factual information or other disclosure other than with respect to the terms of the agreements or other documents themselves, and you should not rely on them for that purpose. In particular, any representations and warranties made by the registrant in these agreements or other documents were made solely within the specific context of the relevant agreement or document and may not describe the actual state of affairs as of the date they were made or at any other time.

Exhibit
Number	Description of Document
4.1	Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 of the Company’s Annual Report on Form 10-K filed on March 16, 2011 (File No. 001-35069))

4.2	By-Laws (Incorporated by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-K filed on March 16, 2011 (File No. 001-35069))

4.3	Form of common stock certificate (Incorporated by reference to Exhibit 4.1 of Amendment No. 5 to the Registration Statement on Form S-1 of MedQuist Holdings Inc. filed on January 28, 2011 (File No. 333-169997))

4.4	1992 Stock Option Plan of MedQuist Inc., as amended (Incorporated by reference to Exhibit 10.2 of the MedQuist Inc. Annual Report on Form 10-K for the year ended December 31, 2005 filed on July 5, 2007 (File No. 000-19941))

4.5	MedQuist Inc. 2002 Stock Option Plan (Incorporated by reference to Exhibit 10.15 of Amendment No. 2 to the Registration Statement on Form S-1 of MedQuist Holdings Inc. filed on January 5, 2011 (File No. 333-169997))

4.6	CBaySystems Holdings Limited 2007 Equity Incentive Plan (Incorporated by reference to Exhibit 10.11 of Amendment No. 2 to the Registration Statement on Form S-1 of MedQuist Holdings Inc. filed on January 5, 2011 (File No. 333-169997))

4.7*	Share Option Agreement, between CBaySystems Holdings Limited and V. Raman Kumar, dated June 12, 2007

4.8*	Share Option Agreement, between CBaySystems Holdings Limited and Ashutosh Bhatt, dated June 12, 2007

4.9*	Amendment to Share Option Agreement, between CBaySystems Holdings Limited and Ashutosh Bhatt, dated December 8, 2010

5.1*	Opinion of Simpson Thacher & Bartlett LLP

23.1*	Consent of KPMG LLP

23.2*	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (set forth on the signature page of this Registration Statement)

*	Filed herewith.